Exhibit 1
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                              SETTLEMENT AGREEMENT
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     This Settlement Agreement (the "Agreement") dated as of July 21, 2006 is entered into by and among Massey Energy Corporation ("Massey" or the "Company"), its directors, officers and employees and Third Point LLC, Third Point Offshore Fund Ltd., Third Point Partners LP, Third Point Ultra Ltd., Lyxor/Third Point Fund Ltd., Third Point Partners Qualified LP, Third Point Resources LP and Third Point Resources Ltd. (collectively "Third Point") and their managers, officers and employees (collectively the "Parties").

     WHEREAS, the Company nominated three candidates for election at the May 16, 2006 annual meeting (the "Annual Meeting"): John C. Baldwin, James B. Crawford and E. Gordon Gee.

     WHEREAS, Third Point nominated two candidates for election at the Annual
Meeting: Daniel S. Loeb and Todd Q. Swanson.

     WHEREAS, following the certification of the results of the May 16, 2006 election, on June 28, 2006, an action was filed in the Delaware Court of Chancery pursuant to section 225 of the Delaware General Corporation Law and captioned Baldwin v. Swanson, C.A. No. 2250-N, challenging the election of Todd
Q. Swanson to the Company's Board of the Directors ("the Board").

     WHEREAS, subsequent to the Annual Meeting, the Board voted to increase the number of directors by one and elected James B. Crawford to the vacancy thereby created.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by the terms herein, the Parties hereby agree as follows:


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     1. Third Point, on behalf of its managers, officers and employees hereby agrees not to bring any causes of action challenging the expansion of the Board to create a seat for James B. Crawford or the appointment of James B. Crawford to the Board.

     2. The Company hereby agrees that it will not add John C. Baldwin to the Board by expanding the size of the board; however, John C. Baldwin will remain an eligible director candidate to fill any vacancy that may occur on the Board in the future.

     3. The Company, on behalf of its directors, officers and employees, and John C. Baldwin, hereby agree to settle and dismiss with prejudice the action filed in the Delaware Court of Chancery, captioned Baldwin v. Swanson, C.A. No. 2250-N, through a stipulation of dismissal substantially in the form attached hereto as Exhibit A, which plaintiff shall file on or before the next business day following the date on which this Agreement is executed by all parties.

     4. The Company, on behalf of its directors, officers and employees, hereby agrees to reimburse Third Point for its legal fees incurred in connection with
(i) the proxy contest waged by Third Point in respect of the Annual Meeting and
(ii) the action in the Delaware Court of Chancery, Baldwin v. Swanson, C.A. No. 2250-N. The Parties agree that the amount of such fees to be reimbursed is $750,000, and such amount shall be paid by the Company to Third Point no later than two business days following the date of the Agreement.

     5. The Parties hereby agree that the current composition of the Board is: :
Don L. Blankenship, James B. Crawford, Robert H. Foglesong, E. Gordon Gee, William R. Grant, Bobby R. Inman, Daniel S. Loeb, Dan R. Moore, Martha R. Seger and Todd Q. Swanson.

     6. Governing Law. The Agreement and the rights of the Parties hereunder, shall be governed by, given effect, and construed in accordance with, the laws of the State of


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Delaware, without regard to conflict of laws principles. Any legal action, suit or proceeding concerning any matter arising under, out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding shall be resolved only in the Court of Chancery of the State of Delaware in and for New Castle County.

     7. No Waiver. The failure of any Party to insist on strict adherence to any term of the Agreement shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement. Any waiver (express or implied) of any default or breach of the Agreement shall not constitute a waiver of any other or subsequent default or breach.

     8. Counterparts. The Agreement may be signed in counterparts and delivered by telecopy and so executed, shall constitute one agreement. The Agreement shall be considered executed and binding on all Parties when all signatories designated herein have executed the Agreement.

     9. Authority. Each of the individuals executing the Agreement and any ancillary documents on behalf of one or more of the Parties warrants and represents that he has been duly authorized and empowered to execute this Agreement on behalf of such party, and that it shall be binding on such party in accordance with its terms.

     10. Interpretation. This Agreement will be deemed to have been mutually prepared by the Parties and will not be construed against any of them by reason of authorship. The Parties acknowledge that they have made their own independent analysis of this document and have engaged separate counsel and advisors.


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     11. Headings. The headings contained in the Agreement are for convenience of reference purposes only and do not form a part of the Agreement and in no way modify, interpret or construe the agreements and understandings of the Parties contained in the Agreement.

     12. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and may be modified or amended only by a writing signed by the signatories hereto.

     IN WITNESS WHEREOF, the parties have executed this Stipulation effective as of the date noted above.

                                  MASSEY ENERGY COMPANY


                                  By: /s/ Baxter F. Phillips, Jr.
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                                      Baxter F. Phillips, Jr.
                                      Executive  Vice  President and Chief
                                      Administrative Officer


                                  THIRD POINT, LLC



                                  By: /s/ Daniel S. Loeb
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                                      Daniel S. Loeb
                                      Chief Executive Officer


                                  /s/ John C. Baldwin
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                                  John C. Baldwin